UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 10, 2023

Mach Natural Resources LP

(Exact name of registrant as specified in its charter)

Delaware	001-41849	93-1757616
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14201 Wireless Way, Suite 300, Oklahoma City, Oklahoma	73134
(Address of principal executive offices)	(Zip Code)

(405) 252-8100

Registrant’s telephone number, including area code

Not applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common units representing limited partner interests	MNR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

BCE-Mach LLC (“BCE-Mach”), BCE-Mach II LLC (“BCE-Mach II”) and BCE-Mach III, LLC (“BCE-Mach III”, together with BCE-Mach and BCE-Mach II, the “Mach Companies”), each a wholly-owned subsidiary of Mach Natural Resources LP (the “Company”), were each a party to a separate revolving credit facility (the “Revolving Credit Facilities”), subject to borrowing bases of $200 million, $26 million and $400 million, respectively.

On November 10, 2023, Mach Natural Resources Holdco LLC, a wholly-owned subsidiary of the Company and a direct parent to each of the Mach Companies, amended and restated the Revolving Credit Facilities with a syndicate of banks, including MidFirst Bank who serves as administrative agent and collateral agent for the lenders from time to time party thereto (the “New Credit Facility”). The New Credit Facility is a replacement in full of the Revolving Credit Facilities. The Company, the Mach Companies, BCE-Mach III Midstream Holdings LLC and Mach Natural Resources Intermediate LLC are guarantors under the New Credit Facility.

The aggregate principal amount of loans outstanding under the New Credit Facility as of November 10, 2023 was $130 million (which includes $5 million of issued letters of credit). The New Credit Facility provides for a revolving credit facility in an aggregate maximum amount of $1.0 billion, with an initial borrowing base of $600.0 million, subject to commitments of $200.0 million. The amount available to be borrowed under the New Credit Facility is subject to a borrowing base that is redetermined semiannually each May and November in an amount determined by the lenders. Certain key terms and conditions under the New Credit Facility include (but are not limited to):

●	A maturity date of November 10, 2027;

●	The loans shall bear interest at a per annum rate equal to the Term SOFR plus an applicable margin. The applicable margin ranges from 3% to 4% depending on the amount of loans and letters of credit outstanding;

●	The unused commitments under the New Credit Facility will accrue a commitment fee, payable quarterly in arrears;

●	Certain customary financial covenants, in each case that are determined as of the last day of each fiscal quarter commencing with the fiscal quarter ending December 31, 2023; and

●	Certain events of default, including, without limitation: non-payment; breaches of representations and warranties; non-compliance with covenants or other agreements; cross-default to material indebtedness; judgments; change of control; and voluntary and involuntary bankruptcy.

The New Credit Facility includes certain customary restrictions on the ability of the Company and its subsidiaries to, among other things, incur additional indebtedness, grant additional liens and make investments, acquisitions, dispositions, distributions and other payments with certain exceptions as more specifically described in the New Credit Facility.

The New Credit Facility contains customary events of default. If an event of default occurs and is continuing, then, among other things, the lenders may declare any outstanding obligations under the New Credit Facility to be immediately due and payable and exercise their rights and remedies against the collateral. The obligations under the New Credit Facility are secured by a first priority security interest in substantially all of the Company’s assets (subject to permitted liens).

The foregoing description of the New Credit Facility does not purport to be complete and is qualified in its entirety by reference to the New Credit Facility filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Amended and Restated Credit Agreement, dated November 10, 2023, among Mach Natural Resources Holdco LLC, as borrower, the several lenders from time to time parties thereto and MidFirst Bank, as administrative agent and collateral agent for the lenders.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 21, 2023	Mach Natural Resources LP

	By:	Mach Natural Resources GP, LLC, its general partner

	By:	/s/ Tom L. Ward
		Name:	Tom L. Ward
		Title:	Chief Executive Officer

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